

- Titan Energy Development prepared to deliver Electric Hybrid Mobile Utility System (REMUS) for Military Deployment— innovative technology never before seen in the Emergency Power Market



- Titan Energy Systems supplies backup power systems for Fortune 500 company customer service center and a new 140,000 sq ft five-story mixed-use development in suburban Minneapolis



- Sentry 5000 Deployed to Baton Rouge Airport to Support Disaster relief Efforts following Hurricane Gustav

ISSUE 2 | VOLUME 1 | SEPTEMBER 2008

Titan Energy insight

TAKING THE INDUSTRY LEAD IN NATIONAL DISTRIBUTION OF STANDBY AND EMERGENCY POWER GENERATION EQUIPMENT, THE DESIGN AND MANUFACTURING OF LEADING EDGE DISASTER RELIEF SYSTEMS AND SUPPLYING ALTERNATIVE ENERGY SOLUTIONS



Titan Signs Agreement to Acquire Second Florida PowerGen Company Claiming Significant Market Share of $150 Million Market

On September 8, 2008, Titan Energy Worldwide, Inc. announced that it has signed a definitive agreement to acquire RB Grove, Inc., the longest established power generation company in Southern Florida ~ 55 years of long-standing business.

This is the second agreement the company has signed to acquire a Florida operation, with last month's agreement to acquire CJ's Sales and Service in North-Central Florida. These two acquisitions give Titan Energy coverage of the entire state of Florida and parts of the Caribbean, a market valued at more than $150 million in power generation equipment sales per annum.

Florida is a vital market, one that has tremendous need for power generation equipment and service, an area that is frequently affected by storms, and a state with defined legislation requiring many industries to have back up and emergency power.

John Tastad, Chief Executive Officer of Titan Energy Worldwide, stated, "RB Grove is a solid performer with a long track record of success and excellence in Southern Florida. We are pleased to welcome them as part of the Titan family."

- ⇒ Longest Established Power Equipment Distributor in Southern Florida (Founded 1954)
- ⇒ Strong Position in $150 Million Market for Power Generation Equipment
- ⇒ Key Markets: Miami, Ft Lauderdale and parts of the Caribbean
- ⇒ 2007 gross revenues of $8.4 million, EBITDA positive
- ⇒ Acquisition expected to close Oct 2008

"Together, these transactions effectively more than double our revenue base and complete the first stage in our strategy to build a national footprint for Titan Energy Worldwide."



Executive Teams from Titan Energy Worldwide, CJ's Sales and Service & RB Grove, Inc.



FINANCIAL WATCH (OTCBB:TEWI)

Intake for August Highest Since Titan Acquired Stellar Subsidiary in 2006

- August bookings just under $1 million are 30% above the previous month high ($923K versus $696K)
- 2008 bookings of new equipment through August have nearly equaled 2007's entire year bookings
- Increased sales of larger generator systems contributed to record numbers & improve gross margins

"With our current pipeline of new projects, we are expecting a record year for Titan Energy. ~ John M. Tastad, CEO



Final Testing Wraps up for Titan's Electric Hybrid Mobile Utility System (REMUS)

IN THE NEWS

Titan Energy Development is completing production of its exclusive electric hybrid mobile utility system, REMUS, designed for military applications. REMUS incorporates renewable wind power, solar power and battery power to supplement a dependable diesel generator and provide electricity, heating and cooling for a new deployable Military depot and communication suite with the U.S. Defense Logistics Agency (DLA).

Saft (www.saftbatteries.com), a world specialist in the design and manufacture of high-tech batteries for industry, was selected by TEDI to provide the rechargeable lithium-ion (Li-ion) battery system for the REMUS. The Li-ion system recharges using renewable energy generated by the trailer's wind turbines and solar panels, enabling REMUS' diesel generator to run more efficiently and reduce fuel costs.

"Saft is proud to play such an integral role in the development and successful operation of REMUS," said Thomas Alcide, General Manager of Saft's Specialty Battery Group.

REMUS

REMUS Product Unveiling & Media Event
Sept 23, 2008 | NextEnergy Center, Detroit, MI

A message from Titan Energy's CEO, John Tastad

Titan Energy is a new kind of energy company, one that will have a strong and positive impact on many industries, a company that will lead the way in technology and service, and through its success offer significant rewards to its shareholders.



Together with our agreement to acquire CJ's Sales and Service, this completes the first stage in our strategy to build a national footprint for Titan Energy.

> "We are expecting a record year for Titan Energy. These transactions effectively more than double the revenue base for TEWI, helping us achieve our target of $30 million in sales next year."
> JOHN TASTAD, CEO

Florida is a vital market, one that has tremendous need for power generation equipment and service, an area that is frequently affected by storms, and a state with defined legislation requiring many industries to have back-up and emergency power.

Together, these transactions effectively more than double the revenue base of Titan Energy Worldwide, helping us achieve our target of $30 million in sales next year. We also project Titan Energy to be profitable in 2009.

Best Regards – JT

To receive a copy of our latest 10Q, please visit the Investor Relations section on our website:
www.titanenergy.com

UPCOMING EVENTS:



Sept 15th - 16th	Baltimore-Washington D.C. Demonstration Day with Curtis Engine & Equipment, Inc.
Sept 18th	Minnesota educational facility management professionals Fall Conference & Trade Show
Sept 22nd-24th	Sentry 5000 Live Demonstration and Gulf Coast tour Kick Off
Sept 23rd	REMUS Hybrid Unveiling & Media Event
Oct 6th-9th	STAR-TIDES Demonstration Post-Disaster Mock Drill Sentry 5000
Oct 15th	Southeast Michigan UASI Board Meeting Presented by Wayne County Homeland Security Department

To receive future editions of Titan Energy *insight* electronically, please send a request to: insight@titanenergy.com

TITAN ENERGY WORLDWIDE

Titan Energy Worldwide, Inc.
www.titanenergy.com
55800 Grand River, Suite 100
New Hudson, Michigan 48165